Exhibit 99.2
Q1 FY12 Question & Answer
Sept. 20, 2011
1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- Andy Capp’s	- Manwich	- Reddi-wip
- Blue Bonnet	- Marie Callender’s	- Ro*Tel
- DAVID	- Orville Redenbacher’s	- Slim Jim
- Healthy Choice	- PAM	- Swiss Miss
- Hebrew National	- Parkay	- Wesson
- Libby’s	- Peter Pan	- Wolf
Sales for Egg Beaters, Lightlife, and Rosarita were in line with year-ago amounts.

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- ACT II - Banquet - Chef Boyardee - Crunch ’n Munch - Hunt’s	- Kid Cuisine - La Choy - Snack Pack - Van Camp’s
3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods segments?

Consumer Foods organic unit volume was flat.

Commercial Foods volume was up approximately 2%.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $91 million (versus approximately $86 million in Q1 FY11)

5.	How much were capital expenditures from continuing operations for the quarter?

Approximately $96 million (versus approximately $129 million in Q1 FY11)

6.	What was the net interest expense for the quarter?

Approximately $53 million (versus approximately $37 million in Q1 FY11)

7.	What was corporate expense for the quarter?

Corporate expense was $118 million for the quarter and $80 million in the year-ago period. Current-quarter amounts include $34 million due to hedge losses and $3 million of restructuring charges, and prior-year amounts include $6 million of hedge losses. Excluding these amounts, Corporate expense was $81 million for the current quarter and $74 million in the year-ago period.

8.	What were dividends for the quarter?

Approximately $94 million (versus approximately $88 million in Q1 FY11); the increase reflects a higher dividend rate partially offset by fewer shares outstanding.

9.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 418 million shares for the quarter

10.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales Gross margin = $632/$3,072 = 21%

Operating margin = segment operating profit** divided by net sales Operating margin = $294/$3,072 = 10%

*	Gross profit = net sales — costs of goods sold ($3,072 — $2,440 = $632)

**	See first-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $123/$3,072 = 4%.
11.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q1 FY12
Total debt*	$3,233
Less: Cash on hand	$1,095

Net debt total	$2,138

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

12.	What is the net-debt-to-total-capital ratio at quarter end?

The net-debt-to-total-capital ratio for the quarter was 31%.

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question No. 11 for the components of net debt.

13.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 34%.

14.	What is the projected effective tax rate for FY12?

The company expects the effective tax rate for FY12 to be in the range of 34%, excluding items impacting comparability. The company acknowledges that the quarterly rates may be different from this, given the timing of certain matters, but that the overall rate is expected to approximate 34%.

15.	What are the projected capital expenditures for FY12?

Total capital expenditures for FY12 are expected to be approximately $475 million.

16.	What is the expected net interest expense for FY12?

Net interest expense is expected to be approximately $200 million.

Note on Forward-looking Statements:
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the effectiveness of its product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of the company’s common stock, if any; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.